Employment Agreement

This Agreement is effective May 1st 2010 by and between Health Education Corporation a Utah corporation, hereinafter called ("Employer") and Diana Brown, an individual (hereinafter called "Manager").

Recitals

A. The Manager has acquired outstanding and special skills and abilities and an extensive background in and knowledge of the Employer's industry.

B. The Employer has employed Manager since March 4th 2008 and has had an employee agreement in place. This new agreement will supersede the existing agreement and will also supersede any written or oral agreements made to date during the Managers employment.

C. The Manager desires to continue to be employed by the Employer and is willing to do so on the following terms and conditions.

1. Employee's Duties and Authority. The Employer shall employ the Manager as Customer Accounts Manager or in such other capacity or capacities as the Employer may from time to time prescribe.

2. Other Business Activities. During employment, the Manager shall devote his / her work efforts to the performance of this Agreement and shall not, without the Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his / her duties under this Agreement.

2.1 Reasonable Time and Effort Required. During his / her employment, the Manager shall devote such time, interest, and effort to the performance of this Agreement as may be fair and reasonable.

3. Non-Competition During Employment. During the employment term, the Manager shall not, in any fashion participate or engage in any activity or other business competitive with the Employer's business. In addition, the Manager, while employed, shall not take any action without the Employer's prior written consent to establish, form, or become employed by a competing business. The Manager's failure to comply with the provisions of the preceding sentence shall give the Employer the right (in addition to all other remedies the Employer may have) to terminate any benefits or compensation written or orally expressed during the time of employ.

4. Term of Employment. The Manager has been employed Since March 4th 2008 and will continue to be employed continually, unless the Manager is terminated as provided in this Agreement or this Agreement is extended by mutual written consent of the parties.

5. Place of Employment. During the employment term the Manager shall perform the services required at the Employer's offices, located at 11487 South 700 East, Draper, Utah or other official locations of the company. The Manager acknowledges that the Employer may from time to time require the Manager to travel temporarily to other locations on the Employer's business.

6. Salary. The Employer shall pay a basic salary to the Manager at the rate of $56,000 per year, payable in equal biweekly installments. Salary may be amended from time to time after an employee evaluation has been held.

6.1 The basic salary payable to the Manager shall be analyzed annually beginning May 1st 2011 after conducting an evaluation by piers and Board of Directors.
6.2 The Manager shall also receive a yearly end bonus of 10,000 shares of the company making her a partial owner with all voting rights and privileges associated with share ownership.

7. Additional Benefits. The Manager shall receive all other benefits of employment generally available to the Employer's other Manager and managerial Employees including the following: Insurance, vacation, and applicable bonuses. Management has agreed to reward Manager Compensation of 100% of insurance costs.

8. Expenses. The Employer shall reimburse the Manager for reasonable expenses incurred in connection with the Manager's performance of his / her duties including travel expenses, food, and lodging while away from home, pursuant to the Employer's reimbursement policies.

9. Employee's Right of Ownership. All inventions conceived or developed by the Manager during the term of this Agreement for and in behalf of Employer shall remain the property of the Employer. As to all such inventions with respect that the equipment, supplies, facilities, or trade secret information of the Employer was used, or that relate to the business of the Employer or to the Employer's actual or demonstrably anticipated research and development, or that result from any work performed by the Manager for the Employer shall remain the property of the Employer.

10. Indemnification by Employer. The Employer shall, to the maximum extent permitted by law, indemnify and hold the Manager harmless against reasonable attorney fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in

connection with any proceeding arising by reason of the Manager's employment by the Employer.

11. Employer Termination

11.1 Involuntary Termination of Agreement. The Employer may terminate this Agreement without cause, either on the last day of any fiscal year of the Employer on one months' prior written notice to the Manager.

11.2 Termination for Cause. The Employer may terminate this Agreement at any time without notice if the Manager commits any material act of dishonesty, discloses confidential information, is guilty of gross carelessness or misconduct, or unjustifiably neglects his / her duties under this Agreement, or acts in any way that has a direct, substantial, and adverse effect on the Employer's reputation. If Termination For Cause occurs due to an illegal act by Manager which may cause fiscal damage to the Company and its its owners, the Employer has the right to request any ownership shares held by Manager.

12. Employee Termination

12.1 Termination on Resignation. The Manager may terminate this Agreement by giving the Employer one months' prior written notice of resignation.

12.2 Termination on Retirement. This Agreement shall be terminated by the Manager's voluntary retirement, that retirement shall be effective on the last day of any fiscal year, provided that the effective date of retirement occurs after the Manager's 65th birthday, and that the Manager gives the Employer six months' prior written notice.

12.3 Termination on Disability. (1) If, during the period of employment, the Manager becomes unable due to mental or physical illness or injury to perform his / her duties under this Agreement in his / her normal and regular manner, this Agreement shall be then terminated; and (2) the Employer has advised the Manager that it currently maintains disability insurance for its Employees, including the Manager. During the term of this Agreement, the Employer shall maintain disability insurance covering the Manager on terms and conditions no less favorable than the terms and conditions in effect at the date of this Agreement.

12.4 Termination on Death. If the Manager dies during the period of employment this Agreement shall then be terminated.

12.5 Termination or Assignment on Merger. In the event of a merger where the Employer is not the surviving entity, or of a sale of all or substantially all of the Employer's assets, the Employer may, at its sole option (1) assign this Agreement and all

rights and obligations under it to any business entity that succeeds to all or substantially all of the Employer's business through that merger or sale of assets, or (2) on at least 30 days' prior written notice to the Manager, terminate this Agreement effective on the date of the merger or sale of assets.

13. Non-disclosure/ Non-compete After Termination. Because of his / her employment by the Employer, the Manager will have access to trade secrets and confidential information about the Employer, its products, its customers, and its methods of doing business. In consideration of his / her access to this information, the Manager agrees that for a period of three years after termination of his / her employment, he / she will not disclose such trade secrets or confidential information to a competing entity as an employee, owner, consultant, or any other position which would fiscally benefit the Manager.

14 Arbitration. Any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator he / she selects and of his / her own attorneys, and the expenses of his / her witnesses and all other expenses connected with presenting his / her case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties. Despite the forgoing, the arbitrators may assign to one party or the other any and all fees and costs as part of any arbitration award.

15. Entire Agreement. This Agreement contains the entire Agreement between the parties and supersedes all prior oral and written Agreements, understandings, commitments, and practices between the parties. No amendments to this Agreement may be made except by a writing signed by both parties.

16. Choice of Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of Utah

17. Notices. Any notice to the Employer required or permitted under this Agreement shall be given in writing to the Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to Health Education Corporation Attn: Tracy Gibbs, at its then principal place of business. Any such notice to the Manager shall be given in a like manner and, if mailed, shall be addressed to the Manager at his / her home address then shown in the Employer's files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (1) on the date of service, if served personally on the party to whom notice is to be given,

or (2) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

18. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Executed by the parties as of the day and year first written above.

Employer

By: Tracy K Gibbs

Title: CEO

Diana Brown

Witness

04.06.2010

Date: